Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105682) pertaining to The Gorman-Rupp Company 401(k) Plan of our report dated June 29, 2011, with respect to the financial statements and schedules of The Gorman-Rupp Company 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 29, 2011